Exhibit 99.1

Cerulean Appoints Chris Guiffre President & Chief Executive Officer

Paul Friedman to continue to serve as Executive Chairman and Bill Rastetter to continue to serve as Lead Independent Director

CAMBRIDGE, Mass., March 20, 2015 – Cerulean Pharma Inc. (Nasdaq: CERU), a leader in Dynamic Tumor Targeting™, today announced that Christopher D. T. Guiffre, J.D., M.B.A., has been appointed President & Chief Executive Officer.

“It has been a pleasure working closely with Chris since he and I assumed leadership of Cerulean in October,” said Paul Friedman, M.D., Executive Chairman of Cerulean. “Chris has done an excellent job as Chief Operating Officer, and he was the obvious choice to take the reins. I am delighted to continue to work closely with him in my role as Executive Chairman.”

Bill Rastetter, Ph.D., Lead Independent Director of Cerulean, added, “The Board conducted a thorough search, and we considered external candidates, but we unanimously agreed that Chris was the right person to lead Cerulean. All of us are excited for Chris, and we are eager to see what Cerulean will become under his leadership. We are equally excited that Paul has agreed to continue to serve as Executive Chairman until the 2016 Annual Meeting of Stockholders.”

“I am honored to have the opportunity to lead this promising company,” said Mr. Guiffre. “It is a privilege to work with such talented and committed professionals. We pride ourselves on being a tightly knit team, and we are passionate about developing treatments for people living with cancer. We believe we can make a difference in the fight against cancer, and we are determined to prove it.”

Mr. Guiffre has served as Cerulean’s Chief Operating Officer since 2014. He previously served as Cerulean’s Senior Vice President & Chief Business Officer. Prior to that, Mr. Guiffre held a number of senior executive positions at various biopharmaceutical companies, including President & Chief Executive Officer of Alvos Therapeutics, Inc., Chief Business Officer at Hydra Biosciences, Inc., and Senior Vice President, General Counsel & Secretary of Cubist Pharmaceuticals, Inc. Mr. Guiffre also has held positions of increasing responsibility at Renaissance Worldwide, Inc., including Vice President, General Counsel and Clerk. Prior to that, he was an Associate at Bingham, Dana & Gould LLP (now part of Morgan, Lewis & Bockius LLP). Mr. Guiffre received a B.S. from Babson College, a J.D. from Boston College Law School, and an M.B.A. from Boston College Carroll School of Management.

About CRLX101

CRLX101 is a dynamically tumor-targeted nanoparticle-drug conjugate (NDC) designed to concentrate in tumors and slowly release its anti-cancer payload, camptothecin, inside tumor cells. CRLX101 inhibits topoisomerase 1 (topo 1), which is involved in cellular replication, and hypoxia-inducible factor-1a (HIF-1a), which research suggests is a master regulator of cancer cell survival mechanisms thought to promote drug and radiation resistance. CRLX101 has shown activity in four different tumor types, both as monotherapy and in combination with other cancer treatments. CRLX101 is currently in Phase 2 clinical development and has been dosed in more than 250 patients.

About CRLX301

CRLX301 is a dynamically tumor-targeted NDC designed to concentrate in tumors and slowly release its anti-cancer payload, docetaxel, inside tumor cells. In preclinical studies, CRLX301 delivers up to 10 times more docetaxel into tumors, compared to an equivalent milligram dose of commercially available docetaxel and was superior to docetaxel in seven of seven animal models, with a statistically significant survival benefit seen in five of those seven models. In addition, preclinical data show that CRLX301 had lower toxicity than has been reported with docetaxel in similar preclinical studies. CRLX301 is currently in Phase 1 clinical development.

About Cerulean Pharma

The Cerulean team is committed to improving treatment for people living with cancer. We apply our Dynamic Tumor Targeting Platform to create a portfolio of NDCs designed to selectively attack tumor cells, reduce toxicity by sparing the body’s normal cells, and enable therapeutic combinations. Our first platform-generated candidate, CRLX101, is in multiple clinical trials in combination with other cancer treatments, all of which aim to unlock the power of combination therapy. Our second platform-generated candidate, CRLX301, is in a Phase 1/2a clinical trial. For more information, please visit www.ceruleanrx.com.

About Cerulean’s Dynamic Tumor Targeting™ Platform

Cerulean’s Dynamic Tumor Targeting Platform creates NDCs that are designed to provide safer and more effective cancer treatments. We believe our NDCs concentrate their anti-cancer payloads inside tumors while sparing normal tissue because they are small enough to pass through the “leaky” vasculature present in tumors but are too large to pass through the wall of healthy blood vessels. Once inside tumors, our NDCs enter tumor cells where they slowly release anti-cancer payloads from within the tumor cells.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about the clinical development of our product candidates, statements about our estimated research and development expenses and sufficiency of cash to fund specified use of cash and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2015 and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Avastin® is a trademark of Genentech, Inc.

Contact:

Aurora Krause

Cerulean Pharma Inc.

Corporate Communications

ir@ceruleanrx.com

617-551-9627